Exhibit 10.2

NETSUITE INC.
SEVERANCE AND CHANGE OF CONTROL AGREEMENT
This Severance and Change of Control Agreement (the “Agreement”) is made and entered into by and between Marc Huffman (“Executive”) and NetSuite Inc., a Delaware corporation (the “Company”), effective as of May 1, 2014 (the “Effective Date”) and supersedes in its entirety any Severance and Change of Control Agreement previously entered into between Executive and the Company.
RECITALS
1.It is possible that the Company could terminate Executive’s employment with the Company and it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change of Control (as defined herein) of the Company.
2.The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.
3.The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment and with certain additional benefits upon a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.
4.Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
5.Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
6.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”). Upon any termination of employment, the Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages and other benefits due to Executive under any Company-provided plans, policies and arrangements (“Accrued Compensation”), but will not be entitled to any other payments, benefits, damages, awards or compensation other than as provided by this Agreement.
7.Severance Benefits.
(a)Termination without Cause and not in Connection with a Change of Control. If the Company (or any Affiliate) terminates Executive’s employment with the Company (or any Affiliate), for a reason other than Cause, Executive becoming Disabled or Executive’s death at any time other than during the period commencing three (3) months before and ending twelve (12) months after a Change of Control, then, subject to Section 4, Executive will receive the following severance benefits from the Company:
(i)Accrued Compensation. The Company will pay Executive all Accrued Compensation.
(ii)Severance Payment. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s base salary rate, as then in effect, for twelve (12) months from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies.
(iii)Pro-Rated Bonus Payment.
(1)No Participation in a Section 162(m) Cash Bonus Plan. If at the time of termination Executive is not participating in a cash bonus plan intended to qualify awards eligible to be earned thereunder as “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive will receive a lump-sum severance payment equal to one hundred percent (100%) of Executive’s target bonus as in effect for the fiscal year in which Executive’s termination occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days from and including the first day of such fiscal year through and including the date of Executive’s termination, and the denominator of which shall be three-hundred and sixty-five (365).
(2)Participation in a Section 162(m) Cash Bonus Plan. If at the time of termination Executive is participating in a cash bonus or incentive plan intended to qualify the awards as “performance based compensation” for purposes of Code Section 162(m), Executive will be entitled to receive the award Executive would have otherwise received had Executive remained employed by the Company through the end of the applicable performance period (and through the date of payment if continued employment through such date would be required to earn the bonus), but without the Board or any committee of the Board exercising any negative discretion to reduce the amount of the award, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days from and including the first day of such fiscal year through and including the date of Executive’s termination, and the denominator of which shall be three-hundred and sixty-five (365). The amount will be paid in a lump sum payment in cash at the same time awards are otherwise paid to other senior executives participating in that or a similar incentive plan or arrangement.
(iv)Equity.
(1)Service-Based Vesting. Subject to the provisions of Section 3(a)(iv)(2) below, all of Executive’s unvested and outstanding equity awards that would have become vested had Executive remained in the employ of the Company for the twelve (12) month period following Executive’s termination of employment shall immediately vest and become exercisable as of the date of Executive’s termination.
(2)Performance-Based Vesting. If an outstanding equity award is to vest, and/or the amount of the award to vest, is to be determined, in part or in whole, based on the achievement of performance criteria, and the performance period for achievement of such performance will expire within the twelve (12) month period following Executive’s termination of employment, then the equity award will vest as to the amount of the equity award that would have vested had Executive remained employed through such twelve (12) month period and the determination of the achievement of the performance criteria by the Administrator (with the amount of the award vesting based upon the extent to which the performance criteria was so determined to have been achieved). The settlement of any awards that vest pursuant to the preceding sentence shall take place at the time the Administrator determines to what extent the performance criteria for the performance period have been achieved. If the performance period for achievement of such performance will not expire within the twelve (12) month period following Executive’s termination of employment, then award will terminate unvested upon Executive’s termination and Executive will not be entitled to any shares or other payment of consideration with respect to the award.

For purposes of clarification, if there are any service-based vesting criteria that would normally be required to be satisfied following the achievement of the performance criteria, the vesting will be accelerated in accordance with Section 3(a)(iv)(1) above.
(3)Extension of Post-Termination Exercise Period. In addition, with respect to equity awards granted after the Effective Date, Executive will have twelve (12) months following any such termination of employment in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or ten (10) years from the original grant date of such equity award.
(v)Outplacement Benefits. If requested by Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of up to twelve (12) months following Executive’s termination.
(vi)Continued Employee Benefits. Executive will receive Company-paid coverage for a period of twelve (12) months for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.
(vii)Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law (for example, Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”)).
(b)Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If during the period commencing three (3) months before and ending twelve (12) months after a Change of Control, (1) Executive terminates his employment with the Company (or any Affiliate) for Good Reason or (2) the Company (or any Affiliate) terminates Executive’s employment for other than Cause, Executive becoming Disabled or Executive’s death, then, subject to Section 4, Executive will receive the following severance from the Company:
(i)Accrued Compensation. The Company will pay Executive all Accrued Compensation.
(ii)Severance Payment. Executive will receive a lump sum severance payment equal to twelve (12) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control.
(iii)Bonus Payment. Executive will receive a lump sum severance payment equal to one hundred percent (100%) of the higher of (x) Executive’s target bonus as in effect for the fiscal year in which the Change of Control occurs or (y) Executive’s target bonus as in effect for the fiscal year in which Executive’s termination occurs.
(iv)Equity.
(1)Service-Based Vesting. Subject to the provisions of Section 3(b)(iv)(2) below, Executive will be entitled to accelerated vesting as to one hundred percent (100%) of the then unvested portion of all of Executive’s outstanding equity awards.
(2)Performance-Based Vesting. If an outstanding equity award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the equity award will vest as follows:
a)as to the amount of the award that the Company had estimated as likely to be achieved for the full performance period and had been using for financial accounting accrual purposes for the last full fiscal quarter prior to the Change of Control. For instance, if the Company had been accruing for the award as if performance targets were likely to be achieved at 105% of target for the full performance period for the last full fiscal quarter prior to the Change of Control, then the award will vest as if the performance targets had actually been achieved at 105% of target for the full performance period.
b)if as to any portion of an equity award the Company had not made any estimates as to the achievement of the performance criteria for the full performance period for financial accounting accrual purposes for the last full fiscal quarter prior to the Change of Control, then one hundred percent (100%) of the amount of such portion of the equity award assuming the performance criteria for that portion been achieved at target levels for the relevant performance period(s).
For purposes of clarification, if there are any service-based vesting criteria that would normally be required to be satisfied following the achievement of the performance criteria, the vesting will be accelerated in full pursuant to Section 3(b)(iv)(1) above.
(3)Extension of Post-Termination Exercise Period. In addition, with respect to equity awards granted after the Effective Date, Executive will have twelve (12) months following any such termination of employment in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or ten (10) years from the original grant date of such equity award.
(v)Continued Employee Benefits. Executive will receive Company-paid coverage for a period of twelve (12) months for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.
(vi)Outplacement Benefits. If requested by the Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of twelve (12) months following Executive’s termination.
(vii)Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law (for example, COBRA).
For purposes of Section 3(a) and (b), if Executive’s employment with the Company or one of its Affiliates terminates, he will not be determined to have been terminated without Cause, provided he continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from one Affiliate to another); provided, however, that the parties understand and acknowledge that any such termination could potentially result in Executive’s ability to resign for Good Reason under Section 3(b).
(c)Disability; Death. If Executive’s employment with the Company (or any Affiliate) is terminated due to Executive’s becoming Disabled or Executive’s death, then Executive or Executive’s estate (as the case may be) will (i) receive the earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).
(d)Voluntary Resignation; Termination for Cause. If Executive voluntarily terminates Executive’s employment with the Company or any Affiliate (other than for Good Reason during the period that commences three (3) months before a Change of Control and ends twelve (12) months after a Change of Control) or if the Company (or any Affiliate) terminates Executive’s employment with the Company (or any Affiliate) for Cause, then Executive will (i) receive his earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of any equity awards) from the Company, except to the extent provided under agreement(s) relating to any equity awards or as may be required by law (for example, COBRA).
(e)Exclusive Remedy. In the event of a termination of Executive’s employment, the provisions of this Agreement are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company (or any Affiliate) may otherwise be entitled, whether at law, tort or contract (including, without limitation, Executive’s Employment Agreement) or in equity.

Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.
8.Conditions to Receipt of Severance
(a)Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits will be paid or provided until the Release actually becomes effective.
(b)Non-solicitation and Non-competition. Executive agrees, to the extent permitted by applicable law, that in the event the Executive receives severance pay or other benefits pursuant to Sections 3(a) and (b) above, for the twelve (12) consecutive month period immediately following the date of Executive’s termination, Executive, as a condition to receipt of severance pay and benefits under Sections 3(a) and (b), will not (i) either directly or indirectly, solicit, induce, attempt to hire, recruit, encourage or take away any employee of the Company (or any affiliate of the Company) or cause an employee to leave his employment either for Executive or for any other entity or person, (ii) for Executive or on behalf of any other person or entity, directly or indirectly, whether for compensation or not, solicit, divert, or appropriate, for purposes of competing with the Company (or any affiliate of the Company) any customers or clients of the Company (or any affiliate of the Company) or any prospective customers or clients with respect to which the Company (or an affiliate of the Company) has developed or made a sales presentation (or similar offering of products or services) during the twelve (12) month period prior to Executive’s termination, or (iii) without the express written consent of the Company, directly or indirectly engage in, enter the employ, have any ownership interest in, or participate in any entity that as of the date of involuntary termination, engages in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that competes with any service offered by the Company or any product sold by the Company or under development by the Company; provided, however, that ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation will not be deemed to be violative of the restrictive covenant set forth in this paragraph. In the event Executive violates the provisions of this paragraph, all severance pay and other benefits pursuant to Section 3 shall cease immediately.
Notwithstanding the provisions of the preceding paragraph, if Executive becomes a permanent resident of the state of California and remains a resident through the date of termination, in lieu of the covenants in the above paragraph, Executive agrees, to the extent permitted by applicable law, that in the event the Executive receives severance pay or other benefits pursuant to Sections 3(a) and (b) above, for the twelve (12) consecutive month period immediately following the date of Executive’s termination, Executive, as a condition to receipt of severance pay and benefits under Sections 3(a) and (b), will not directly or indirectly, solicit, induce, recruit, any employee of the Company to leave his employment either for Executive or for any other entity or person. In the event Executive violates the provision in the preceding sentence, all severance pay and other benefits pursuant to Section 3 shall cease immediately.
The covenants contained in this Section 4(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the term of this Agreement, becomes engaged in its business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 4(b). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 4(b) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.
(c)Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.
(ii)Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(c)(iii). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
(iii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
(v)Amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. For this purpose, “Section 409A Limit” means the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s employment is terminated.
(vi)The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

9.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 5, would be subject to the excise tax imposed by Code Section 4999, then Executive’s severance benefits under Section 3 will be either:
(a)delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Code Section 4999. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: reduction of outplacement benefits; reduction of severance and pro-rata bonus; cancellation of vesting acceleration; reduction of COBRA continuation coverage.
10.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)Affiliate. “Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Code Section 424(e) and (f).
(b)Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, vision and similar benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 3. The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under COBRA after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable. In addition, and notwithstanding anything to the contrary in this definition, if the Company determines in its sole and reasonable discretion that it cannot coverage as described in this definition without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of such termination, which payments will be made regardless of whether Executive elects COBRA continuation coverage.
(c)Cause. “Cause” means (i) Executive’s failure to devote sufficient time and effort to the performance of his duties; (ii) Executive’s continued failure to perform his employment duties, (iii) Executive’s repeated unexplained or unjustified absences from the Company; (iv) Executive’s material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company; (v) Executive’s refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (vi) Executive’s commission of any act of fraud with respect to the Company; or (vii) Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Company or the Board. The Company may not terminate the employment of an Executive under clause (i), (ii), or (iii) above unless the Company (1) provides Executive with a written notice that specifically sets forth the factual basis to support the Company’s right to terminate Executive’s employment under clause (i), (ii), or (iii) above, and (2) permits Executive to cure such failure, to the Company’s satisfaction, within 10 business days after receiving such notice.
(d)Change of Control. “Change of Control” means the occurrence of any of the following:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), except Tako Ventures, LLC, or an affiliate of Tako Ventures, LLC, that becomes the “beneficial owner” (as defined in Rule 13d‑3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by, or more than fifty percent (50%) of the fair value of, the Company’s then outstanding voting securities; provided, however, that for purposes of this subsection (d), the acquisition of additional securities by any one person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change of Control; or
(ii)Any action or event occurring within an one‑year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iii)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or
(iv)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 6(d)(iv), a transfer of assets by the Company to any of the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3). For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Code Section 409A(a)(2)(A)(v) shall be not be considered a Change of Control for purposes of this Agreement.
(e)Disability. “Disability” will mean that Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or one hundred and eighty (180) days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
(f)Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without the Executive’s written consent: (i) the significant reduction of Executive’s duties, authority, responsibilities, or reporting relationships relative to Executive’s duties, authority, responsibilities, or reporting relationships as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority, responsibilities, or reporting relationships; provided, however, that a reduction in position or responsibilities solely by virtue of a Change in Control shall not constitute “Good Reason”; (ii) a reduction of more than five percent of Executive’s Base Salary in any one year; (iii) a reduction by more than ten percent of Executive’s total target annual cash compensation in any one year (which consists of Executive’s Base Salary plus target bonus incentive compensation); (iv) the material change in the geographic location at which Executive must perform services (for these purposes, the relocation of Executive to a facility that is more than twenty-five (25) miles from Executive’s current employment location will be considered material); (v) the failure of the Company to obtain assumption of this Agreement by any successor; and (vi) the breach by the Company of a material provision of this Agreement. For purposes of clause (i), Executive’s duties, authority, responsibilities, and reporting relationships will be deemed to have been significantly reduced if Executive does not (a) hold at least the same position (or its equivalent, including responsibility over at least the same functional areas as prior to the Change in Control) with the Company business or the business with which such business is operationally merged or subsumed, or (b) remain a member of the executive officer management staff of the Company business or the business with such business is operationally merged or subsumed. Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.
11.Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.Notice.
(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

13.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement, together with any Employment Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.
(e)Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(g)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(h)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY:		NETSUITE INC.

	By:	/s/ Douglas P. Solomon

	Title:	SVP, General Counsel & Secretary

EXECUTIVE:		/s/ Marc Huffman